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July 1, 2010

Securities and Exchange Commission 450 Fifth Street, NW Washington, DC 20549
This letter confirms that Ronald Cami and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf.  This authorization and designation shall be valid for three years from the date of this letter.

                            Very truly yours,

                            /s/ Todd Sisitsky
                               Todd Sisitsky

301 Commerce Street, Suite 3300, Fort Worth, TX 76102 817-871-4000 T ~ 817-871-4088 F